Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Marian Briggs / Nancy A. Johnson	Richard Kramp, President and CEO
(612) 455-1742 / (612) 455-1745	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS STRONG REVENUE AND
GROSS MARGIN GROWTH FOR FISCAL 2010 FIRST QUARTER
Veritas® Revenue Nearly Doubles from Prior Year;
Microsurgical Revenue Up 41 Percent
          ST. PAUL, Minn., Feb. 24, 2010 — Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported financial results for the first fiscal quarter ended Jan. 31, 2010.
          For the 2010 fiscal first quarter, net revenue rose to $15.2 million, a 13 percent increase over revenue of $13.4 million in the year-ago period. Net income was $643,000, or $0.06 per diluted share, in the fiscal first quarter, versus net income of $1.7 million, or $0.14 per diluted share, in the year-earlier period.
          First quarter milestones include marketing Veritas® in Europe after receiving CE Mark approval in the previous quarter, receiving FDA 510(k) marketing clearance for the new Flow Coupler® device and hiring eight sales representatives for the recently acquired Orthopedic and Wound business.
          “It was a busy and demanding quarter, but a rewarding one. Our investment in an expanded surgical sales force together with surgeons’ increasingly positive experience with Veritas resulted in nearly 100 percent sales growth in the hernia and breast markets,” remarked Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer. “The expanded microsurgical sales force produced 41 percent revenue growth to achieve an all-time record quarter, driven primarily by application of the Coupler in breast reconstruction. While we are still facing competitive pressure in a portion of the stapler buttress market, the average daily sales for our Peri-Strips® products increased slightly in the first fiscal quarter when compared to the fourth quarter. Further, we achieved our target of hiring eight direct sales representatives in our Orthopedic and Wound group, and with extensive training undertaken in January, we will look for appreciable sales growth in the quarters to come. We took the time to hire highly qualified people, and are very happy with the results.”
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Synovis Life Technologies
Feb. 24, 2010

          Gross margin for the fiscal first quarter was 71 percent, a 1 percentage point gain over the first quarter of fiscal 2009. The gross margin improvement resulted primarily from increased sales of higher margin Veritas products. SG&A expense totaled $8.9 million in the quarter, up from $6.3 million in the first quarter of fiscal 2009, largely due to the company’s expanded domestic surgical sales force and the incremental operating costs of Synovis Orthopedic and Wound which was established in the third quarter of fiscal 2009.
          Research and development expenses totaled $1.1 million in the fiscal first quarter, a 26 percent increase over the year-ago period. Priority projects included the final-stage development of the Flow Coupler, a study comparing Peri-Strips to alternative buttresses, and enhancements to the packaging and sterilization of Tissue-Guard products. First fiscal quarter operating income was $920,000, compared to $2.2 million in the year-ago period, reflecting the incremental investments made in the surgical and microsurgical direct sales forces, as well as the Orthopedic and Wound business.
Comprehensive Product Portfolio Focused on Soft Tissue Repair Opportunities
          Synovis’ expanding biomaterial and device product portfolio includes tissue-based reconstruction and regeneration products, devices for microsurgery, and surgical tools and instruments. Kramp noted, “It is exciting that Synovis now has competitive product entries in four very large soft tissue reconstruction markets: hernia, breast, orthopedics and wound treatment. We believe high and sustainable growth rates are achievable in these markets, as we have already experienced with Veritas in the hernia market. As we direct more of our attention and investments toward these large markets, we expect to realize high returns. Our experience to date with the recently acquired OrthADAPT® and Unite® BioMatrix products, although limited, tells us that these products will be a big part of our future growth.”
          Product-related highlights for the first quarter follow.
          Revenue from Synovis’ unique Veritas biomaterial rose to $3.0 million in the first quarter, a 97 percent increase over the comparable period last year. Veritas, an extremely conformable and strong product, acts as a “scaffold” that is rapidly revascularized and repopulated by the patient’s surrounding tissue. Synovis launched Veritas into the domestic ventral hernia repair market in fiscal 2007, the domestic breast reconstruction market in fiscal 2008 and received the CE Mark for use in hernia repair and breast reconstruction in the European Union in the fiscal 2009 fourth quarter.
          Kramp noted, “Veritas growth came almost entirely from higher unit sales; that is, direct displacement of competing products. Surgeons are increasingly adopting our Veritas product as they hear positive reports regarding its performance and become acquainted with its benefits. Since receiving CE Mark clearance for Veritas in October 2009, we have been marketing the product through our distributors in Europe for hernia and breast reconstruction applications. We anticipate that Veritas will continue to post strong growth in the United States, and we will see meaningful contributions from Europe.”
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Synovis Life Technologies
Feb. 24, 2010

          Peri-Strips Dry®, or PSD, product sales totaled $4.5 million in the first quarter, down 8 percent from the year-ago period due to introduction of a competing product in the intervening time. PSD is a bovine pericardium-based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an excellent performance record resulting in an exceptionally low adverse event rate.
          Kramp said, “While PSD revenue was down from the year-ago period, the average daily revenue from PSD in the first quarter increased more than 2 percent over the average daily revenue in the fourth quarter of fiscal 2009. We are pleased with this result, especially in light of continued aggressive marketing of the new competitive product and increased trialing of this product by some of our customers in the current quarter. In the first quarter, we also experienced the return of some PSD business from customers who had trialed the new competitive product in prior quarters, which we believe is due to PSD’s long track record of excellent clinical performance. We are continuing our research and development efforts to further highlight the benefits of PSD versus other buttresses, and we expect such data to be available for use by our sales force in our second fiscal quarter of this year.”
          Sales of the Tissue-Guard line of products for vascular, thoracic and neuro applications totaled $3.8 million in the quarter, a 1 percent increase over the year-ago period. While the Tissue-Guard line includes well-established, value-added products that have helped nearly 900,000 patients since the early 1990s, the surgical sales force is currently focusing the majority of its time on the Veritas product, given the large markets in which it performs well and the high growth opportunities in these markets.
          First quarter revenue from the microsurgical product line exceeded $2.5 million, a 41 percent increase over the same period last year, and a quarterly sales record. The primary microsurgical product is the Coupler, which facilitates connecting extremely small blood vessels in about one-fifth of the time required by hand suturing and with exceptional patency results. The Coupler is ideal for use in breast reconstruction in cancer patients, as well as in several applications in hand, head and neck reconstructive surgery.
          Kramp said, “We are very pleased with our microsurgical sales and the performance of this specialized sales team, which we expanded in the first half of fiscal 2009. We are further excited that our rigorous development work has culminated in achieving FDA marketing clearance of the Flow Coupler. The Flow Coupler doubles the market opportunity of the Coupler, and offers significant improvement over current practices to verify blood flow by combining Doppler technology with our existing Coupler technology. We anticipate that microsurgical sales momentum will continue as we begin user validation of the Flow Coupler in the U.S. during our fiscal second quarter, followed by an expected full release of the product in our third fiscal quarter.”
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Synovis Life Technologies
Feb. 24, 2010

Synovis Orthopedic and Wound Hires Seasoned Sales Representatives
          Synovis Orthopedic and Wound completed the hiring of eight direct sales representatives in the United States in the first fiscal quarter. All sales representatives have strong tissue-related sales experience which we expect will enable them to effectively promote the orthopedic and wound treatment products. Further, the new sales professionals completed comprehensive product training during January and are now in the field beginning to develop their territories. Synovis Orthopedic and Wound is in the process of interviewing independent sales representatives to complete coverage of the U.S., and plans to appoint up to 16 independent agents in targeted territories during fiscal 2010.
          The primary products are the OrthADAPT Bioimplant for orthopedic applications and Unite Biomatrix for the wound treatment markets. Both products have full regulatory clearance in the United States and Europe. Orthopedic and Wound revenue totaled $159,000 in the first fiscal quarter.
          Kramp commented, “We can now begin in earnest the process of winning back former OrthADAPT and Unite Biomatrix customers and courting new ones as we develop the customer base to produce significantly stronger revenue as the fiscal year progresses. Although revenue in the first quarter was not significant, we did see revenue grow each month in the quarter, and it is already evident that the newly trained sales reps are having a positive effect. We held our first meeting of the wound treatment surgeon advisory board in early February, consisting of key opinion leaders in wound healing; there was full participation by all attendees and enthusiasm for our Unite Biomatrix product was high. We remain very excited about the products we acquired and about the present and future strategic opportunities provided by the biomaterial technologies included in the acquisition and how they might complement our existing technologies.”
Balance Sheet and Cash Flow
          Synovis had $56.5 million in cash and investments as of Jan. 31, 2010, compared to $60.7 million at the end of fiscal 2009. Approximately $2.6 million of cash was used in the first quarter to repurchase approximately 213,000 shares of common stock at an average price of $11.96 per share. Operating activities used cash of approximately $1.2 million in the first quarter of fiscal 2010, primarily due to the payment of year-end accruals for stock repurchases, sales commissions and incentive compensation. Non-cash stock-based compensation expense was $375,000 in the first quarter ($0.02 per share after-tax), versus $194,000 ($0.01 per share after-tax) a year ago. Depreciation and amortization of property, equipment and intangibles totaled $552,000 in the first quarter, versus $360,000 a year ago, with the increase primarily due to amortization of the acquired assets of Synovis Orthopedic and Wound.
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Synovis Life Technologies
Feb. 24, 2010

Conference Call and Webcast
          Synovis Life Technologies will host a live webcast of its fiscal first quarter conference call today, Feb. 24, at 10 a.m. CT to discuss the company’s results. To access the live webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, Feb. 24.
          If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 67213815. The audio replay will be available beginning at 2 p.m. CT on Wednesday, Feb. 24, through 6 p.m. CT on Wednesday, March 3.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets mechanical and biological products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
          Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded direct sales force to grow revenues, the impact of increased competition in various markets we serve, the ability to re-establish our newly acquired Orthopedic and Wound products in the marketplace, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the potential impact of proposed healthcare reform legislation, as well as other factors found in the Company’s filings with the SEC, such as the “Risk Factors” section in Item 1A of the Annual Report on Form 10-K for the year ended October 31, 2009.
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Synovis Life Technologies
Feb. 24, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Condensed Statements of Income (unaudited)
For the three months ended January 31, 2010 and 2009
(In thousands, except per share data)

	Three Months Ended
	January 31,
	2010	2009

Net revenue	$15,212	$13,414
Cost of revenue	4,360	3,973
Gross margin	10,852	9,441
Gross margin percentage	71%	70%

Selling, general and administrative expenses	8,857	6,347
Research and development expenses	1,075	854
Operating expenses	9,932	7,201

Operating income	920	2,240

Interest income	84	339
Income before provision for income taxes	1,004	2,579
Provision for income taxes	361	916

Net income	$643	$1,663

Basic earnings per share	$0.06	$0.14

Diluted earnings per share	$0.06	$0.14

Weighted average basic shares outstanding	11,213	11,721
Weighted average diluted shares outstanding	11,386	11,966
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Synovis Life Technologies
Feb. 24, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Condensed Balance Sheets
As of January 31, 2010 (unaudited) and October 31, 2009
(In thousands, except share and per share data)

	January 31,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$11,439	$15,863
Short-term investments	44,292	38,960
Accounts receivable, net	7,098	6,925
Inventories	8,431	7,724
Deferred income tax asset, net	367	367
Other current assets	1,756	1,755

Total current assets	73,383	71,594

Investments	760	5,926
Property, plant and equipment, net	3,499	3,719
Goodwill	3,620	3,618
Other intangible assets, net	6,651	6,841
Deferred income tax asset, net	2,191	2,022

Total assets	$90,104	$93,720

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,282	$1,962
Accrued expenses	4,324	5,747

Total current liabilities	5,606	7,709

Total liabilities	5,606	7,709

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,190,124 at January 31, 2010 and 11,398,874 at October 31, 2009	112	114
Additional paid-in capital	61,009	63,132
Accumulated other comprehensive income	61	92
Retained earnings	23,316	22,673

Total shareholders’ equity	84,498	86,011

Total liabilities and shareholders’ equity	$90,104	$93,720

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